Exhibit 99.1

 Main Street Announces Second Quarter 2015 Financial Results

Second Quarter 2015 Distributable Net Investment Income Per Share Increased to $0.58 Per Share

HOUSTON, Aug. 6, 2015 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") announced today its financial results for the second quarter of 2015.

Recent Highlights

  Total investment income of $41.3 million, representing an 18% increase from the second quarter of 2014
  Distributable net investment income of $28.9 million (or $0.58 per share), representing an 18% increase from the second quarter of 2014 (1)
  Net investment income of $27.2 million (or $0.55 per share), representing a 15% increase from the second quarter of 2014
  Maintained industry leading ratio of total non-interest operating expenses as a percentage of quarterly average total assets ("Operating Expense to Assets Ratio") on an annualized basis of 1.4% in the second quarter of 2015
  Declared regular monthly dividends totaling $0.54 per share for the fourth quarter of 2015, or $0.18 per share for each of October, November and December 2015, representing a 6% increase compared to fourth quarter of 2014 regular monthly dividends
  Paid semi-annual supplemental cash dividend totaling $0.275 per share in June 2015
  Net increase in net assets resulting from operations of $40.8 million (or $0.82 per share), representing a 36% increase from the second quarter of 2014
  Net asset value of $21.84 per share at June 30, 2015, representing an increase of $0.99 per share, or 5%, compared to $20.85 per share at December 31, 2014 or an increase of $1.27 per share, or 6%, after excluding the effect of the supplemental dividend paid in June 2015
  Completed $36.1 million in total lower middle market ("LMM") portfolio investments, including investments totaling $28.8 million in one new LMM portfolio company, which after aggregate repayments on debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net increase of $17.1 million in total LMM portfolio investments
  Net increase of $23.1 million  in middle market portfolio investments
  Net decrease of $8.7 million in private loan portfolio investments
  Expanded total commitments under our long-term revolving credit facility (the "Credit Facility") from $572.5 million to $597.5 million and the accordion feature from $650.0 million to $750.0 million

In commenting on Main Street's results, Vincent D. Foster, Main Street's Chairman, President and Chief Executive Officer, stated, "We are pleased with our operating results for the second quarter of 2015, a quarter during which we increased our total investment income and our distributable net investment income per share, both on a sequential basis over the first quarter of 2015 and over the same period in the prior year, and with the increases coming after the impact of the 4.4 million additional shares of common stock we issued in our successful March follow-on equity offering. During the second quarter, we generated distributable net investment income per share which exceeded our regular monthly dividends paid during the quarter by over 10%. As a result, we again generated distributable net investment income per share which exceeded our regular monthly dividends per share paid in the quarter and maintained our track record of never having paid a distribution that represented a return of capital. From a liquidity and growth perspective, we expanded the commitments under our Credit Facility to $597.5 million in April 2015 to complement our successful equity follow-on offering in March, allowing us to maintain our conservative capital structure while providing us with significant liquidity to facilitate the future growth of our investment portfolio."

Second Quarter 2015 Operating Results

The following table provides a summary of our Operating Results for the second quarter of 2015:

	Three Months Ended June 30,
	2015	2014	Change ($)	Change (%)
	(dollars in thousands, except per share amounts)
Interest income	$ 32,777	$ 27,929	$ 4,848	17%
Dividend income	5,278	5,432	(154)	-3%
Fee income	3,011	1,286	1,725	134%
Income from marketable securities and idle funds	242	230	12	5%
Total investment income	$ 41,308	$ 34,877	$ 6,431	18%

Distributable net investment income (1)	$ 28,880	$ 24,552	$ 4,328	18%
Distributable net investment income per share (1)	$ 0.58	$ 0.56	$ 0.02	4%

Net increase in net assets resulting from operations	$ 40,802	$ 29,950	$ 10,852	36%
Net increase in net assets resulting from operations per share	$ 0.82	$ 0.68	$ 0.14	21%

The $6.4 million increase in total investment income in the second quarter of 2015 from the comparable period of the prior year was principally attributable to (i) a $4.8 million increase in interest income primarily from higher average levels of portfolio debt investments and (ii) a $1.7 million increase in fee income, with these increases partially offset by a $0.2 million decrease in dividend income from investment portfolio equity investments.

The $6.4 million increase in total investment income in the second quarter of 2015 includes a consistent amount of total investment income related to accelerated prepayment and repricing activity and other one-time fees for certain investment portfolio debt investments when compared to the same period in 2014, with a decrease in interest income of $1.1 million relating to accelerated prepayments or repricing activity offset by an increase in fee income of $1.2 million relating to such activity and other one-time transactions.

Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $12.4 million in the second quarter of 2015 from $10.3 million for the corresponding period of 2014. This comparable period increase in cash operating expenses was principally attributable to a $2.2 million increase in interest expense, primarily as a result of the issuance of our 4.50% Notes due 2019 (the "4.50% Notes") in November 2014 and a $0.5 million increase in other general and administrative expenses. These operating expense increases were partially offset by a $0.7 million increase in the expenses charged to our external investment manager, a wholly owned portfolio company and registered investment advisor that provides investment management services to third parties (the "External Investment Manager"), for services provided to the External Investment Manager. Our Operating Expense to Assets Ratio was 1.4% on an annualized basis for the second quarter of 2015, compared to 1.6% on an annualized basis for the second quarter of 2014 and 1.4% for the year ended December 31, 2014.

The $4.3 million increase in distributable net investment income, which is net investment income before non-cash, share-based compensation expense, was primarily due to the higher level of total investment income, partially offset by higher operating expenses as discussed above.(1) Distributable net investment income on a per share basis for the second quarter of 2015 reflects a greater number of average shares outstanding compared to the corresponding period in 2014 primarily due to the April 2014 and March 2015 equity offerings.

The $10.9 million positive change in the net increase in net assets resulting from operations was primarily the result of (i) a $3.6 million increase in net investment income, (ii) a $0.8 million change in the net realized loss from investments from a net realized loss of $6.4 million during the second quarter of 2014 to a net realized loss of $5.6 million for the second quarter of 2015 and (iii) a $7.3 million change in the income tax provision from the prior year quarter to an income tax benefit of $3.5 million for the second quarter of 2015, with these changes partially offset by a $0.8 million decrease in the net change in unrealized appreciation to a net change in unrealized appreciation of $15.7 million for the second quarter of 2015. The net realized loss of $5.6 million for the second quarter of 2015 was primarily the result of the net realized losses on the restructure of a middle market investment of $6.5 million and on the exit of a private loan investment of $4.7 million, partially offset by the net realized gains on the exit of a LMM investment of $3.3 million and from an other portfolio investment of $2.5 million.

The following table provides a summary of the total net change in unrealized appreciation of $15.7 million for the second quarter of 2015:

	Three Months Ended June 30, 2015
	LMM (a)	Middle Market	Private Loan	Other (b)	Total
	(dollars in millions)
Net unrealized appreciation (depreciation) relating to portfolio investments	$ 16.7	$ 0.1	$ (5.9)	$ 3.4	$ 14.3
Accounting reversals of net unrealized (appreciation)/depreciation recognized in prior periods due
to net realized (gains)/losses recognized during period	(2.9)	5.1	1.9	(2.5)	$ 1.6
Total net unrealized appreciation/(depreciation) relating to portfolio investments	$ 13.8	$ 5.2	$ (4.0)	$ 0.9	$ 15.9

Net unrealized depreciation relating to marketable securities					(0.1)
Unrealized depreciation relating to SBIC debentures (c)					(0.1)
Total net unrealized appreciation					$ 15.7

(a)	LMM includes unrealized appreciation on 22 LMM portfolio investments and unrealized depreciation on 7 LMM portfolio investments.
(b)	Other includes $5.1 million of unrealized appreciation relating to the External Investment Manager, partially offset by $1.7 million of net unrealized depreciation relating to the other portfolio.
(c)	Relates to unrealized depreciation on the Small Business Investment Company ("SBIC") debentures held by Main Street Capital II, LP which are accounted for on a fair value basis.

The income tax benefit for the second quarter of 2015 of $3.5 million principally consisted of (i) a deferred tax benefit of $5.1 million, which is primarily the result of the net activity relating to our portfolio investments held in our taxable subsidiaries including changes in net operating loss carryforwards, changes in net unrealized appreciation or depreciation and other temporary book tax differences, partially offset by other current taxes of $1.6 million, which is comprised of (i) $1.2 million of accruals for U.S. federal income, state and other taxes and (ii) $0.4 million in excise taxes.

Liquidity and Capital Resources

As of June 30, 2015, we had $41.6 million in cash and cash equivalents, $8.9 million in marketable securities and idle funds investments and $371.5 million of unused capacity under our Credit Facility, which we maintain to support our investment and operating activities.

During the second quarter of 2015, we increased the commitments and accordion capacity under our Credit Facility to $597.5 million and $750.0 million, respectively.

Several details regarding our capital structure as of June 30, 2015 are as follows:

  Our Credit Facility contained $597.5 million in total commitments from a diversified group of fifteen participating lenders plus an accordion feature which allows us to increase the total commitments under the facility up to $750.0 million.
  $226.0 million in outstanding borrowings under our Credit Facility, bearing interest at an annual interest rate of approximately 2.2%.
  $225.0 million of outstanding SBIC debentures through our two wholly owned SBIC subsidiaries.  These debentures, which are guaranteed by the U.S. Small Business Administration, had a weighted average annual fixed interest rate of approximately 4.2% as of June 30, 2015 and mature ten years from original issuance.  The first maturity related to our SBIC debentures does not occur until 2017, and the remaining weighted average duration was approximately 6.1 years as of June 30, 2015.
  $175.0 million of five year 4.50% Notes outstanding that bear interest at a rate of 4.50% per year. The 4.50% Notes mature on December 1, 2019 and may be redeemed in whole or in part at any time at our option subject to certain make whole provisions.
  $90.8 million of ten year 6.125% Notes outstanding that bear interest of 6.125% per year (the "6.125% Notes").  The 6.125% Notes mature on April 1, 2023, and may be redeemed in whole or in part at our option on or after April 1, 2018.  The 6.125% Notes are listed on the New York Stock Exchange and trade under the symbol "MSCA."
  Our net asset value totaled $1,090.8 million, or $21.84 per share.

Investment Portfolio Information as of June 30, 2015 (2)

The following table provides a summary of our investments in the LMM portfolio, middle market portfolio and private loan portfolio as of June 30, 2015:

	As of June 30, 2015
	LMM (a)	Middle Market	Private Loan
	(dollars in millions)
Number of portfolio companies	69	85	36
Fair value	$ 809.3	$ 656.5	$ 236.2
Cost	$ 657.8	$ 666.3	$ 254.0
% of portfolio at cost - debt	70.0%	98.4%	96.0%
% of portfolio at cost - equity	30.0%	1.6%	4.0%
% of debt investments at cost secured by first priority lien	89.5%	86.1%	86.9%
Weighted-average annual effective yield (b)	12.8%	7.9%	9.8%
Average EBITDA (c)	$ 6.1	$ 94.1	$ 12.9

(a)	We had equity ownership in 96% of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 36%.
(b)

The weighted-average annual effective yields were computed using the effective interest rates for all debt investments at cost as of June 30, 2015, including amortization of deferred debt origination fees and accretion of original issue discount but excluding fees payable upon repayment of the debt instruments and any debt investments on non-accrual status.

(c)

Average EBITDA is calculated using a simple average for the LMM portfolio and a weighted-average for the middle market and private loan portfolios.  These calculations exclude five LMM portfolio companies, one middle market portfolio company and six private loan portfolio companies as EBITDA is not a meaningful valuation metric for our investments in these portfolio companies.

The fair value of our LMM portfolio company equity investments was approximately 193% of the cost of such equity investments and our LMM portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 1.7 to 1.0 and a median total EBITDA to senior interest expense ratio of 3.7 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 2.0 to 1.0 and 3.6 to 1.0, respectively. (2) Based upon our internal investment rating system, with a rating of "1" being the highest and a rating of "5" being the lowest, and with all new investments initially rated a "3", the weighted average investment rating for our total LMM investment portfolio was 2.3 as of June 30, 2015.

As of June 30, 2015, we had other portfolio investments in six companies, collectively totaling approximately $58.4 million in fair value and approximately $59.5 million in cost basis and which comprised approximately 3.3% of our investment portfolio at fair value.

As of June 30, 2015, there was no cost basis in our investment in the External Investment Manager and this investment had a fair value of $29.9 million, which comprised 1.7% of our investment portfolio at fair value.

As of June 30, 2015, we had four investments on non-accrual status, which comprised approximately 0.3% of the total investment portfolio at fair value and 3.1% of the total investment portfolio at cost. Our total portfolio investments at fair value were approximately 109% of the related cost basis as of June 30, 2015.

External Investment Manager

The External Investment Manager maintains an investment sub-advisory relationship with HMS Income Fund, Inc., a non-publicly traded business development company ("HMS Income"), and earns management fees for the services provided to HMS Income. During the second quarter of 2015, the External Investment Manager generated $2.0 million of fee income from this relationship, and HMS Income ended the second quarter of 2015 with approximately $800 million of total assets. The relationship with HMS Income benefited our net investment income by $1.7 million in the second quarter of 2015 through a $1.2 million reduction of our operating expenses for expenses we charged to the External Investment Manager for services we provided to the External Investment Manager and $0.5 million of dividend income from the External Investment Manager. We expect the management fees earned by the External Investment Manager from the HMS Income relationship, and our related benefits, will continue to increase in 2015 as HMS Income continues its fund raising and portfolio investment activities.

Second Quarter 2015 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, August 7, 2015 at 10:00 a.m. Eastern Time to discuss the second quarter 2015 financial results.

You may access the conference call by dialing 412-902-0030 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, August 14, 2015 and may be accessed by dialing 201-612-7415 and using the passcode 13612627#. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Form 10-Q for the quarterly period ended June 30, 2015 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's Second Quarter 2015 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

(1)   Distributable net investment income is net investment income as determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature.  Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash.  However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP.  Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance.  A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is detailed in the financial tables included with this press release.

(2) Portfolio company financial information has not been independently verified by Main Street.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are in middle market businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street's common stock trades on the New York Stock Exchange ("NYSE") under the symbol "MAIN." In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol "MSCA."

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward-looking and provide other than historical information, including, without limitation, the amount of fees which may be earned by the External Investment Manager from HMS Income and the related benefits for Main Street, involve risks and uncertainties that may impact its future results of operations. The forward-looking statements in this press release are based on current conditions and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, Main Street can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which its portfolio companies operate; changes in laws and regulations that may adversely impact its operations or the operations of one or more of its portfolio companies; the operating and financial performance of its portfolio companies; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in its filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, COO, dhyzak@mainstcapital.com
Brent D. Smith, CFO, bsmith@mainstcapital.com
713-350-6000

Dennard - Lascar Associates, LLC
Ken Dennard / ken@dennardlascar.com
Jenny Zhou / jzhou@dennardlascar.com
713-529-6600

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$ 11,492	$ 10,546	$ 22,827	$ 19,842
Affiliate investments	6,961	6,085	13,010	11,725
Non-Control/Non-Affiliate investments	22,613	18,016	42,034	33,649
Interest, fee and dividend income	41,066	34,647	77,871	65,216
Interest, fee and dividend income from marketable
securities and idle funds	242	230	616	437
Total investment income	41,308	34,877	78,487	65,653
EXPENSES:
Interest	(7,657)	(5,473)	(15,453)	(10,759)
Compensation	(3,835)	(3,717)	(7,328)	(6,068)
General and administrative	(2,098)	(1,571)	(4,060)	(3,408)
Share-based compensation	(1,679)	(974)	(2,942)	(1,826)
Expenses charged to the External Investment Manager	1,162	436	1,988	727
Total expenses	(14,107)	(11,299)	(27,795)	(21,334)
NET INVESTMENT INCOME	27,201	23,578	50,692	44,319

NET REALIZED GAIN (LOSS):
Control investments	3,324	-	3,324	-
Affiliate investments	(136)	(6,578)	(137)	(6,578)
Non-Control/Non-Affiliate investments	(8,633)	239	(10,640)	1,672
Marketable securities and idle funds investments	(128)	(25)	(240)	(15)
Total net realized loss	(5,573)	(6,364)	(7,693)	(4,921)

NET CHANGE IN UNREALIZED
APPRECIATION (DEPRECIATION):
Portfolio investments	15,901	17,053	30,105	23,910
Marketable securities and idle funds investments	(123)	298	127	1,346
SBIC debentures	(80)	(840)	(772)	(2,029)
Total net change in unrealized appreciation	15,698	16,511	29,460	23,227

INCOME TAXES:
Federal and state income, excise and other taxes	(1,665)	(132)	(2,042)	(799)
Deferred taxes	5,141	(3,643)	5,810	(4,641)
Income tax benefit (provision)	3,476	(3,775)	3,768	(5,440)

NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS	$ 40,802	$ 29,950	$ 76,227	$ 57,185

NET INVESTMENT INCOME PER SHARE -
BASIC AND DILUTED	$ 0.55	$ 0.53	$ 1.06	$ 1.05
NET INCREASE IN NET ASSETS RESULTING FROM
OPERATIONS PER SHARE - BASIC AND DILUTED	$ 0.82	$ 0.68	$ 1.59	$ 1.36

DIVIDENDS PAID PER SHARE:
Regular monthly dividends	$ 0.525	$ 0.495	$ 1.035	$ 0.990
Supplemental dividends	0.275	0.275	0.275	0.275
Total dividends	$ 0.800	$ 0.770	$ 1.310	$ 1.265

WEIGHTED AVERAGE SHARES OUTSTANDING -
BASIC AND DILUTED	49,883,321	44,216,906	47,992,268	42,069,669

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(in thousands, except shares and per share amounts)

	June 30, 2015	December 31, 2014
	(Unaudited)
ASSETS

Portfolio investments at fair value:
Control investments	$ 500,035	$ 469,846
Affiliate investments	327,470	278,675
Non-Control/Non-Affiliate investments	962,847	814,809
Total portfolio investments	1,790,352	1,563,330
Marketable securities and idle funds investments	8,850	9,067

Total investments	1,799,202	1,572,397

Cash and cash equivalents	41,592	60,432
Interest receivable and other assets	24,668	23,273
Receivable for securities sold	10,827	23,133
Deferred financing costs, net	13,417	14,550

Total assets	$ 1,889,706	$ 1,693,785

LIABILITIES

Credit facility	$ 226,000	$ 218,000
SBIC debentures	223,553	222,781
4.50% Notes	175,000	175,000
6.125% Notes	90,810	90,823
Payable for securities purchased	58,256	14,773
Deferred tax liability, net	3,404	9,214
Dividend payable	8,739	7,663
Accounts payable and other liabilities	7,665	10,701
Interest payable	5,463	4,848

Total liabilities	798,890	753,803

NET ASSETS

Common stock	499	451
Additional paid-in capital	992,108	853,606
Accumulated net investment income, net of cumulative dividends	11,733	23,665
Accumulated net realized gain from investments, net of cumulative dividends	(29,468)	(20,456)
Net unrealized appreciation, net of income taxes	115,944	82,716

Total net assets	1,090,816	939,982

Total liabilities and net assets	$ 1,889,706	$ 1,693,785

NET ASSET VALUE PER SHARE	$ 21.84	$ 20.85

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net investment income	$ 27,201	$ 23,578	$ 50,692	$ 44,319
Share-based compensation expense	1,679	974	2,942	1,826
Distributable net investment income (1)	$ 28,880	$ 24,552	$ 53,634	$ 46,145

Per share amounts:
Distributable net investment income per share -
Basic and diluted (1)	$ 0.58	$ 0.56	$ 1.12	$ 1.10

(1)

Distributable net investment income is net investment income, as determined in accordance with U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature.  Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure of information for analyzing its financial performance since share-based compensation does not require settlement in cash.  However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP.  Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance.  A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is presented in the table above.